Exhibit 5.1

Letterhead of Kane Kessler, P.C.

1350 Avenue of the Americas, 26th Floor

New York, New York 10019

November 10, 2005

Jarden Corporation

555 Theodore Fremd Avenue

Rye, New York 10580

Re:	Registration Statement on Form S-3 of Jarden Corporation

Ladies and Gentlemen:

We have acted as special counsel to Jarden Corporation, a Delaware corporation (the “Company”) in connection with the Company’s preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement is being filed to register 6,150,123 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company currently held by certain selling stockholders (the “Securities”). We understand that the Securities are to be sold by the selling stockholders to the public from time to time as described in the Registration Statement. Capitalized terms not otherwise defined herein shall have their respective meanings as set forth in the Registration Statement.

In our capacity as special counsel to the Company in connection with the matters referred to above, we have examined copies of the following: (i) the Restated Certificate of Incorporation of the Company, as amended to date and currently in effect, (ii) the By-laws of the Company currently in effect, and records of certain of the Company’s corporate proceedings as reflected in its minute books; (iii) the Registration Statement, in the form it is to be filed with the Commission on the date hereof; and (iv) the Registration Rights Agreement. We have also examined such other documents, papers, authorities and statutes as we have deemed necessary to form the basis of the opinions hereinafter set forth.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents. As to certain facts material to this opinion, we have relied upon oral or written statements and representations of officers and other representatives of the Company and certificates of public officials, and such other documents and information as we have deemed necessary or appropriate to enable us to render the opinions expressed below. We have not undertaken any independent investigation to determine the accuracy of any such facts.

Based upon and subject to the foregoing and the other qualifications set forth herein, we are of the opinion that the Common Stock is validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus, which forms a part thereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

We are qualified to practice law in the State of New York and do not purport to be experts on any law other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States.

This opinion letter is limited to the specific legal matters expressly set forth herein and is limited to present statutes, regulations and administrative and judicial interpretations.

Very truly yours,

KANE KESSLER, P.C.

By:	/s/ JEFFREY S. TULLMAN, President